Exhibit 99.1

Investor Relations Contact: Michael A. Sicuro Chief Financial Officer 281.863.6426

US Oncology Reports First Quarter 2010 Operating Results

THE WOODLANDS, TX, May 6, 2010 – US Oncology, Inc. (“US Oncology” or “the Company”), reported revenue growth in the first quarter of 2010 of 4.5 percent to $880.5 million from $842.6 million in the same period in 2009. Adjusted EBITDA of $55.2 million in the first quarter of 2010 increased slightly from $55.1 million in the same period in 2009 (see definition of Adjusted EBITDA in “Discussion of Non-GAAP Information” in this release).

Additional highlights for the first quarter are as follows:

First Quarter 2010 Highlights vs 2009

•	New cancer patients per day increase of 2.7 percent

•	Daily radiation treatments/diagnostic scans increase of 2.0 percent

•	Total physicians of 1,338 in the network at March 31, 2010, or 9.0 percent growth

•	Clinical trials open to enrollment increased to 88 trials from 71 trials

•	Accounts receivable days outstanding reduced to 32 days from 34 days

•	Days inventory on hand reduced to 5.5 days from 8.5 days

Chairman and Chief Executive Officer Bruce Broussard stated: “Our operating results from the quarter were in line with our internal expectations, considering our expansion plan. Our investments in sales and marketing are based on our belief that we have significant growth opportunities resulting from pressures on the fragmented oncology market, combined with our information, technology and payer capabilities.

We added 13 people to our sales team this quarter. Although early in the sales cycle, we are encouraged by the receptivity of our more flexible offering through the United Network of US Oncology, which includes a strong emphasis on reimbursement for quality care through our Innovent Oncology service. This quarter we add 28 physicians and as of the end of April we had 42 physicians who have signed contracts and are expected to start within 120 days.

Complementing our physician sales force expansion is our recent investment in a national branding campaign. On May 3, we launched our “United” campaign. The campaign is designed to increase patient and referring physician awareness of the significant benefits of receiving care through a practice affiliated with the United Network of US Oncology. These benefits include access to our clinical research, physician collaboration, evidence-based medicine guidelines, and protected drug supplies. This campaign supports the “United in Healing” local practice campaign we launched last year, and directs people to our redesigned www.usoncology.com website, which now includes rich, patient-focused content, including links to our recently acquired CURE magazine and NexCura Cancer Profiler. The campaign includes placement in five major publications, National Public Radio (“NPR”), 20 trade journals, plus strategically placed online marketing and search engine optimization.”

Broussard continued, “In addition to our physician sales force, we expanded our Healthcare Informatics sales team from 4 to 9, which contributed to a 74 percent increase in our March pipeline as compared to the prior month. The expansion of our clinical analytics team, combined with proprietary clinical information from our electronic health record system, iKnowMed™, allows us to develop strong brand awareness around our clinical analysis capabilities. This is evidenced through our nine abstracts to be presented at three major medical conferences, including the 46th Annual American Society of Clinical Oncology (“ASCO”).

We continue to maintain our focus on operational excellence. During a quarter of weather problems leading to less operating days, we continued to deliver solid operating and working capital performance. Radiation treatments and diagnostic scans increased 2.0% on a same store basis combined with an increase in productivity as measured by labor expenses per RVU, and a decrease in accounts receivable days outstanding and days of inventory on hand from 34 to 32 and 8.5 to 5.5, respectively.

We are very excited about the future. We have developed a strong competency in clinical information, comparative effectiveness and operational excellence. The healthcare industry is demanding quality reimbursement with improved efficiency as offered through our Innovent Oncology service, and our increased brand awareness and sales footprint, combined with flexible offerings, should provide less-capital intensive growth and improved value proposition to all of our customers.”

Medical Oncology Services

Medical oncology services revenue increased by $13.2 million, or 2.3 percent, to $595.1 million in the first quarter of 2010 as compared to the same period in 2009 despite inclement weather reducing patient volumes and negatively impacting revenues and EBITDA by approximately $17 million and $1 million, respectively. The revenue growth reflects higher medical oncology visits due primarily to additional medical oncologists affiliated through Comprehensive Strategic Alliance (“CSA”) arrangements and increased revenue per patient visit due to a changing mix in services provided by these physicians. Adjusted EBITDA increased to $18.0 million from $16.6 million, or by 8.4 percent, primarily due to earnings associated with revenue growth and an increase in drug margins in the current period from the conversion of Eloxatin to generic status.

As generic drugs are introduced to the market, earnings temporarily increase because drug costs decline significantly but reimbursement remains at the branded price for a period of months. However, after reimbursement adjusts, earnings with respect to a generic drug are typically significantly lower than the earnings from a branded pharmaceutical. Although use of generic drugs ultimately results in lower earnings, we support the conversion to generic products because of our dedication to cost-effective care.

Cancer Center Services

Cancer center services revenue increased by $6.0 million, or 6.5 percent, to $98.3 million in the first quarter of 2010 as compared to the same period in 2009. Adjusted EBITDA increased by $2.2 million, or 7.0 percent, to $33.5 million in the first quarter of 2010 as compared to the same period in 2009. These increases reflect a growing network of oncologists and investments in radiation and diagnostic equipment resulting in higher radiation treatment and diagnostic scan volumes which more than offset the impact of inclement weather in the current quarter which negatively impacted revenue and EBITDA by approximately $3 million and $1 million, respectively. In the first quarter of 2010, our network operated 127 linear accelerators, 39 positron emission tomography systems (“PET”) and 67 computed tomography systems (“CT”), which represents increases of 7 units, 1 unit and 4 units, respectively, over the first quarter of 2009. The revenue and Adjusted EBITDA increases also reflect a continued shift toward advanced targeted radiation therapies which are reimbursed at higher rates.

Pharmaceutical Services

Pharmaceutical services revenue in the first quarter of 2010 increased by $40.6 million, or 7.0 percent, to $618.2 million as compared to the same period in 2009. The revenue increase is primarily due to 96 additional medical oncologists affiliated through CSA and Targeted Physician Services (“TPS”) arrangements since the first quarter of 2009. Pharmaceutical services Adjusted EBITDA was $22.5 million for the first quarter of 2010 compared to $22.4 million in the same period of 2009. The EBITDA increase associated with revenue growth and higher distribution performance and service fees was offset by investments supporting our United Network strategy and lower margins under our TPS arrangements as expected.

Research and Other Services

Research and other services revenue in the first quarter of 2010 was $18.4 million, a decrease of $0.9 million compared to the same period in 2009. Adjusted EBITDA in the first quarter of 2010 was $0.1 million, a decrease of $2.3 million from the first quarter of 2009 primarily due to revisions of incentive plans made in the prior year to create aligned incentives focused on launching a contract research organization and creating long-term value. Excluding the plan amendments, Adjusted EBITDA increased $0.5 million. During the first quarter of 2010, our research network was enrolling patients to 88 clinical trials as compared to 71 clinical trials in the first quarter of 2009, reflecting the commitment of our affiliated physicians to providing their patients access to alternative therapies. A delay in one large study resulted in a 3.9 percent decrease in the number of new patients enrolled in research studies compared to the same period in 2009.

Corporate Costs

Corporate costs, which represent general and administrative expenses excluding stock-based compensation, were $18.9 million in the first quarter of 2010 compared to $17.6 million in the first quarter of 2009. This increase is primarily related to higher marketing and branding costs associated with preparations to launch our “United” campaign as well as higher consulting fees for projects to complement our growth strategies.

Net Income (Loss) Attributable to the Company

Net loss attributable to the Company for the first quarter of 2010 was $0.1 million compared to net income of $1.0 million in the same period in 2009. The decrease is primarily due to incremental interest expense related to the refinancing of our senior notes and credit facility in the second quarter of 2009.

Impairment and Restructuring Charges

Impairment and restructuring charges are summarized in the table below (in millions):

	Q1 2010	Q1 2009
Severance costs	$0.7	$1.2

Other	0.1	0.2

	$0.8	$1.4

During the first quarter of 2010 and 2009, we recognized approximately $0.8 million and $1.4 million, respectively, in restructuring charges related primarily to employee separations.

Cash Flow and Working Capital Management

Cash from operations in the first quarter of 2010 was $14.0 million compared to $31.0 million generated from operations for the same period in 2009. The $17.0 million decrease reflects higher payments during the first quarter of 2010 for semiannual interest on our $775.0 million senior secured notes issued in June 2009.

As of May 5, 2010, the Company had liquidity of approximately $213.4 million, including cash and investments of approximately $123.8 million and availability under its revolving credit facility of $89.6 million.

Contingencies and Risks

A proposed Risk Evaluation and Mitigation Strategy (“REMS”) for Erythropoiesis-Stimulating Agents (“ESA”) was filed by ESA manufacturers with the U.S. Food and Drug Administration (“FDA”) in August, 2008 and became effective on March 24, 2010. The REMS is focused on ESA prescribing guidelines and includes additional patient consent/education requirements, medical guides and physician registration requirements. The REMS also outlines additional procedural steps that will be necessary for qualified physicians to order and prescribe ESAs for their patients.

We believe it is not currently possible to estimate the full impact of the REMS (on EBITDA) as prescribing patterns are changing now that the REMS is in effect. We believe a possible impact of the REMS could be further significant reductions in ESA utilization.

We continue to believe that we are well-positioned throughout Healthcare Reform. We also continue to believe that increased government spending required by the legislation, coupled with existing and growing federal budget deficits, will create future reimbursement pressures on providers as the government attempts to slow spending increases in healthcare and other entitlement programs.

Increased responsibilities of private payers will also increase pressure to reduce unit payments to providers from the private sector. These cost reduction pressures and incentives around Accountable Care Organizations (“ACOs”), will also increase competitive pressure on US Oncology from hospitals. While the reform legislation itself is neutral to positive for US Oncology, its failure to substantively address intensifying systemic cost and financing issues creates further pressure on us to implement our strategic plans aimed at these issues.

In late 2009, The Centers for Medicare and Medicaid Services (“CMS”) announced payment rates for services to be furnished under the 2010 physician fee schedule. Under the provisions, the current Sustainable Growth Rate (“SGR”) formula for setting aggregate Physician Fee Schedule spending would reduce payment for physician services by 21.3%. Historically, Congress has intervened and through the budgetary process provided funding to prevent significant cuts in reimbursement rates. The third and most recent delay to the payment reduction was passed by Congress and signed by President Obama on April 15, 2010. The Continuing Extension Act of 2010 (H.R. 4851) delays the payment reduction until May 31, 2010. We expect additional legislation from Congress will be enacted and currently estimate the impact to 2010 EBITDA of changes to CMS policies and payment rates will be approximately $1 million to $2 million reduction to oncology services paid under the CMS Physician Fee Schedule. If Congress fails to act and avert the scheduled 21.3% fee reduction, EBITDA could be reduced by approximately $7 million to $9 million. However, we continue to expect that the Congress, in the long run, will act to avert the SGR cut with a flat or marginally higher conversion factor.

As previously disclosed, during the first quarter of 2005, we received a subpoena from the United States Department of Justice’s Civil Litigation Division (“DOJ”) requesting a broad range of information about us and our business, generally in relation to our contracts and relationships with pharmaceutical manufacturers. Also, as previously disclosed, the Company is currently involved in litigation with a formerly affiliated practice in Oklahoma. In addition, as previously disclosed, the Company and an affiliated practice have received a request for information from the Federal Trade Commission and a state Attorney General relating to an antitrust investigation of a recent transaction in which a group of physicians joined the affiliated practice. Also, as previously disclosed, on July 29, 2009 the Company received a subpoena from the U.S. Attorney’s Office, Eastern District of New York, seeking documents relating to its contracts and relationships with a pharmaceutical manufacturer and its business and activities relating to that manufacturer’s products. There were no material developments in these matters during the first quarter of 2010 or through the date of this release.

Results of US Oncology Holdings, Inc.

The results of US Oncology exclude those of its parent company, US Oncology Holdings, Inc. (“Holdings”). US Oncology conducts all substantive operations and, with the exception of nominal administrative expenses and items related to capitalization, the results of Holdings are substantially identical to those of US Oncology. Holdings reported Adjusted EBITDA of $55.1 million, net loss of $14.5 million and operating cash outflow of $4.7 million for the first quarter of 2010. The operating results of US Oncology and Holdings are reconciled below (in millions).

	Q1 2010	Q1 2009

Net Income (Loss) attributable to US Oncology	$(0.1)	$1.0

Less: General and administrative expense	(0.1)	—

Interest expense	(8.5)	(10.4)

Unrealized loss on swap	(5.1)	(0.8)

Effective tax rate differential	(0.7)	4.7

Net Loss attributable to Holdings	$(14.5)	$(5.5)

Compared to the first quarter of 2009, interest expense associated with the Holdings’ notes decreased to $8.5 million from $10.4 million, despite increasing principal associated with settling interest in kind, due to lower LIBOR rates in the current period.

Changes in the fair value of the interest rate swap are reported currently in earnings. Although the interest rate swap is not accounted for as a cash flow hedge, the Company believes the swap, economically, remains a hedge against the variability of a portion of interest accruing on Holdings’ indebtedness.

As of March 31, 2010, the indebtedness issued by US Oncology Holdings, Inc., amounted to $509.7 million. In March 2010, the Company elected to settle interest due on September 15, 2010 through the issuance of additional notes expected to have a principal value of $17.1 million.

The Company and Holdings will host a conference to discuss their 2010 first quarter financial results and a simultaneous webcast to be hosted by management on May 6, 2010 at 10:00 AM Central Time following distribution of the earnings release. Additional information will be available on the Company’s website, www.usoncology.com, in the News Room on the day of the earnings announcement.

US/Canada Dial-in #: (877) 615–1716

Conference ID #: 69331253

Web Cast Link: This link gives participants access to the live and/or archived event. This URL can be distributed for posting on various websites, or for inclusion in email notifications.

http://event.meetingstream.com/r.htm?e=207427&s=1&k=F0324CDFA3B2B3831DEAF4E98F3D7D15

The archived replay of the event will be available through the News Room on the Company’s website (www.usoncology.com).

About US Oncology

US Oncology, Inc. is the nation’s leading integrated oncology company. By uniting the largest cancer treatment and research network in America, US Oncology expands patient access to high-quality, advanced care and advances the science of cancer care. Headquartered in The Woodlands, Texas, US Oncology is affiliated with more than 1,300 community oncologists, and works with patients, payers, and the medical industry across all phases of the cancer research and delivery system. Through the use of innovative technology, clinical research, evidence-based medicine and shared best practices, US Oncology seeks to improve patient outcomes and offer a better patient experience. For more information, visit www.usoncology.com.

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. We use words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” or similar expressions to identify these forward-looking statements. All statements other than statements of historical fact included in this news release are forward-looking statements. Although the Company believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will prove to be correct. Such expectations are subject to risks and uncertainties, including those set forth below:

•	the impact of healthcare reform in the United States and specifically, its impact on cancer care

•	the impact of a recession in the U.S. or global economy

•	the Company’s reliance on pharmaceuticals for the majority of its revenues and its ability to maintain favorable pricing and relationships with pharmaceutical manufacturers and other vendors

•	concentration of pharmaceutical purchasing and favorable pricing with a limited number of vendors

•	governmental reimbursement for patient care, such as reimbursement for ESAs, and other reimbursement under Medicare (including reimbursement for radiation and diagnostic services)

•

reimbursement for medical services by non-governmental payers and cost-containment efforts by such payers, including whether such payers adopt coverage guidelines regarding ESAs or pharmaceutical reimbursement methodologies that are similar to Medicare coverage

•	other changes in the manner patient care is reimbursed or administered

•	continued migration to generic alternatives for branded pharmaceuticals

•	the decisions of employers to increase the financial responsibility of individuals under health insurance programs afforded to their employees

•	the Company’s ability to service its substantial indebtedness and comply with related covenants in debt agreements

•	the Company’s ability to fund its operations through operating cash flow or utilization of its credit facility or its ability to obtain additional financing on acceptable terms

•	the Company’s ability to implement strategic initiatives

•

the Company’s ability to maintain good relationships with existing practices and expand into new markets and development of existing markets, modifications to, and renegotiation of, existing economic arrangements

•	the Company’s ability to complete cancer centers and PET facilities currently in development and its ability to recover investments in cancer centers

•	government regulation, investigation and enforcement

•	increases in the cost of providing cancer treatment services

•	the operations of the Company’s affiliated physician practices, and potential impairments that could result from declining market valuations or poor operating performance

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect our business described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the Securities and Exchange Commission.

Discussion of Non-GAAP Information

In this release, the Company uses the term “EBITDA” and “Adjusted EBITDA”. EBITDA is earnings before interest, taxes, depreciation and amortization (including amortization of stock-based compensation), noncontrolling interest expense and other income (expense). EBITDA is not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Adjusted EBITDA is EBITDA before impairment and restructuring charges, loss on early extinguishment of debt and other non-cash charges. These measures are derived from relevant items in the Company’s GAAP financial statements. A reconciliation of Adjusted EBITDA to operating cash flow is included in this release.

The Company believes EBITDA is useful to investors in evaluating the value of companies in general, and in evaluating the liquidity of companies with debt service obligations and their ability to service their indebtedness. Management uses EBITDA as a key indicator to evaluate liquidity and financial condition, both with respect to the business as a whole and with respect to individual sites in the US Oncology network. Adjusted EBITDA is useful to investors as it eliminates certain amounts that are unusual in nature and not currently expected to be part of the Company’s ongoing operational performance. The Company’s senior secured credit facility also requires that it comply on a quarterly basis with certain financial covenants that include Adjusted EBITDA as a financial measure. Management also believes that EBITDA and Adjusted EBITDA are useful to investors, since they provide investors with additional information that is not directly available in a GAAP presentation.

As a non-GAAP measure, EBITDA and Adjusted EBITDA should not be viewed as alternatives to the Company’s GAAP financial statements, but should be read as a supplement to, and in conjunction with, the Company’s GAAP financial statements.

RESULTS OF OPERATIONS

The Company operates and manages its business through four operating segments. The table below compares the results of the first quarter of 2010 to the results of the corresponding period of the prior year (dollars in millions).

	Q1 2010	Q1 2009	% Change
Revenue

Medical oncology services	$595.1	$581.9	2.3

Cancer center services	98.3	92.3	6.5

Pharmaceutical services	618.2	577.6	7.0
Research and other	18.4	19.3	(4.7)

Eliminations(1)	(449.5)	(428.5)	(4.9)

	$880.5	$842.6	4.5

Operating income (loss) (2)

Medical oncology services	$18.0	$16.6	8.4

Cancer center services	23.7	21.9	8.2

Pharmaceutical services	21.9	21.7	0.9

Research and other	—	2.3	nm (5)
Corporate costs(3)	(34.9)	(33.1)	(5.4)

Impairment and restructuring charges(4)	(0.8)	(1.4)	nm (5)

Total	$27.9	$28.0	(0.4)

Adjusted EBITDA and EBITDA
Medical oncology services	$18.0	$16.6	8.4

Cancer center services	33.5	31.3	7.0

Pharmaceutical services	22.5	22.4	0.4

Research and other	0.1	2.4	(95.8)

Corporate costs(3)	(18.9)	(17.6)	(7.4)

Adjusted EBITDA (4)	$55.2	$55.1	0.2

Impairment and restructuring charges(4)	(0.8)	(1.4)	nm (5)

Other non-cash charges (4)	(0.1)	—	nm (5)

EBITDA (2)	$54.3	$53.7	1.1

Net income (loss) attributable to US Oncology, Inc.	$(0.1)	$1.0	nm (5)
Operating cash flow	$14.0	$31.0	(54.8)

(1)	Eliminations represent the sale of pharmaceuticals from our distribution center (pharmaceutical services segment) to our practices affiliated under comprehensive strategic alliances (medical oncology segment).
(2)	Operating income (loss) differs from segment EBITDA by the amount of depreciation and amortization attributed to the segment results.
(3)	Corporate costs relate primarily to general and administrative expenses in support of our network.
(4)	Impairment and restructuring charges and other non-cash charges are excluded from Adjusted EBITDA.
(5)	Not meaningful

US ONCOLOGY, INC.

KEY OPERATING STATISTICS

(unaudited)

	Q1 2010	Q1 2009	% Change
Physician Network Summary:

Medical oncologists	768	750	2.4

Radiation oncologists	165	158	4.4

Other oncologists	90	82	9.8

Total CSA physicians	1,023	990	3.3

TPS physicians	315	237	32.9

Total physicians	1,338	1,227	9.0

Total physicians signed but not started at the end of the period	38	48	(20.8)

Total iKnowMed users signed but not started at the end of the period	182

Daily Patient Volumes: (1)

Total patient visits	11,927	11,876	0.4

Total new patients	1,200	1,155	3.9

New cancer patients	647	630	2.7
Radiation treatments/ diagnostic scans (2)(4)	3,791	3,715	2.0

Other Statistics:

Radiation oncology facilities(3)(4)	101	95	6.3

Linear accelerators	127	120	5.8

PET systems	39	38	2.6

CT systems	67	63	6.3

New patients enrolled in research studies during the period	835	869	(3.9)

Clinical trials open to enrollment	88	71	23.9

Accounts receivable days outstanding	32	34	(5.9)

Days inventory on hand	5.5	8.5	(35.3)

Notes to Key Operating Statistics:

(1)	Patient volumes include information for practices affiliated under comprehensive strategic alliances only, and do not include the results of TPS practices.
(2)	Represents technology-based treatments, including IMRT treatments and diagnostic scans, provided through our integrated cancer centers and radiation-only facilities at CSA practices.
(3)	2010 includes 85 integrated cancer centers and 16 radiation-only facilities and 2009 includes 80 integrated cancer centers and 15 radiation-only facilities.
(4)	Radiation treatments/diagnostic scans and facilities do not include cancer centers operated by unconsolidated joint ventures in which the Company or an affiliated practice has a financial interest.

US ONCOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2010	2009
Product revenue	$589,047	$563,080

Service revenue	291,415	279,481

Total revenue	880,462	842,561

Cost of products	581,787	551,585

Cost of services:
Operating compensation and benefits	141,879	137,640

Other operating costs	82,680	80,696

Depreciation and amortization	17,488	17,565

Total cost of services	242,047	235,901

Total cost of products and services	823,834	787,486

General and administrative expenses	19,634	18,131

Impairment and restructuring charges	812	1,409

Depreciation and amortization	8,266	7,533

	852,546	814,559

Income from operations	27,916	28,002

Other income (expense):
Interest expense, net	(27,445)	(22,622)

Other income	230	—

Income before income taxes	701	5,380

Income tax benefit (provision)	95	(3,604)

Net income	796	1,776

Less: Net income attributable to noncontrolling interests	(930)	(759)

Net income (loss) attributable to Company	$(134)	$1,017

US ONCOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2010	2009
Cash flows from operating activities:

Net cash provided by operating activities	$13,982	$31,027

Cash flows from investing activities:

Acquisition of property and equipment	(12,855)	(16,047)
Net payments in affiliation transactions	(1,514)	—

Investment in joint venture	(82)	—

Net payments for acquisition of business	(4,367)	—

Distributions from unconsolidated subsidiaries	1,159	705

Net cash used in investing activities	(17,659)	(15,342)

Cash flows from financing activities:
Net distributions to parent	(9,172)	(4,064)

Repayment of other indebtedness	(6,173)	(6,448)

Debt financing costs	(102)	—

Distributions to noncontrolling interests	(1,377)	(806)

Net cash used in financing activities	(16,824)	(11,318)

Increase (decrease) in cash and equivalents	(20,501)	4,367

Cash and equivalents:
Beginning of period	161,589	104,476

End of period	$141,088	$108,843

US ONCOLOGY, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands)

(unaudited)

	March 31, 2010	December 31, 2009
ASSETS

Current assets:

Cash and equivalents	$141,088	$161,589

Accounts receivable	372,982	349,659

Other receivables	37,946	30,928

Prepaid expenses and other current assets	25,535	20,818

Inventories	120,051	152,642

Deferred income taxes	6,002	6,002

Due from affiliates	26,133	30,699

Total current assets	729,737	752,337

Property and equipment, net	397,118	404,928

Service agreements, net	247,784	251,397

Goodwill	378,917	377,270

Other assets	73,694	73,259

Total assets	$1,827,250	$1,859,191

LIABILITIES AND EQUITY
Current liabilities:

Current maturities of long-term indebtedness	$11,427	$10,579

Accounts payable	284,500	279,788

Due to affiliates	113,460	110,888

Accrued compensation cost	53,553	50,775

Accrued interest payable	13,993	40,373

Income taxes payable	3,474	3,114

Other accrued liabilities	31,963	33,691

Total current liabilities	512,370	529,208

Deferred revenue	3,828	4,636

Deferred income taxes	36,627	36,658

Long-term indebtedness	1,067,630	1,074,288

Other long-term liabilities	17,240	15,739

Total liabilities	1,637,695	1,660,529

Equity:
Common stock, $0.01 par value, 100 shares authorized, issued and outstanding	1	1

Additional paid-in-capital	543,460	551,986

Retained earnings (accumulated deficit)	(369,064)	(368,930)

Total Company stockholder’s equity	174,397	183,057

Noncontrolling interests	15,158	15,605

Total equity	189,555	198,662

Total liabilities and equity	$1,827,250	$1,859,191

US ONCOLOGY, INC.

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(in thousands)

(unaudited)

	Three Months Ended
	March 31, 2010	March 31, 2009

Net income	$796	$1,776

Add back (subtract):
Interest expense, net	27,445	22,622

Income tax (benefit) provision	(95)	3,604

Depreciation and amortization	25,754	25,098

Amortization of stock compensation	646	569

Other income	(230)	—

EBITDA	54,316	53,669

Plus:
Impairment and restructuring charges	812	1,409

Other non-cash charges	98	—

Adjusted EBITDA	55,226	55,078

Changes in assets and liabilities	(13,863)	(3,205)

Deferred income tax provision (benefit)	(31)	5,380

Interest expense, net	(27,445)	(22,622)

Income tax benefit (provision)	95	(3,604)

Net cash provided by operating activities	$13,982	$31,027